EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Clarivate Plc

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value	Rule 457(c) and Rule 457(h)	40,000,000	$7.17	$286,800,000	0.0001476	$42,331.68
Total Offering Amounts					$286,800,000		$42,331.68
Total Fee Offsets							-
Net Fee Due							$42,331.68

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of the Registrant’s Ordinary Shares, no par value (“Ordinary Shares”), which may be necessary to adjust the number of shares reserved for issuance pursuant to the Clarivate Plc 2019 Incentive Award Plan, as amended and restated, as a result of a stock split, stock dividend or similar adjustment of the outstanding Ordinary Shares.

(2) Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices per share of Ordinary Shares on the New York Stock Exchange on March 8, 2024, which date is within five business days prior to filing this Registration Statement.